Exhibit 11.1

TaxDrop LLC	228 Park Ave S, Suite 70037,
Certified Public Accountant and Advisor	New York, NY 10003-1502
Tel: (609) 933-2035

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 30, 2023

To the Board of Directors of Mission Property Holdings LLC,

We hereby consent to the inclusion of our Auditors' Report, dated April 25, 2023, on the financial statements Mission Property Holdings LLC – which comprise the balance sheet as of December 31, 2022, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, and the related notes to the financial statements— in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

June 30, 2023